UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008 (March 28, 2008)

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 379-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Sale of Greek Assets

On March 28, 2008, Alliance One ESS (“AOI Greece”), a wholly owned subsidiary of Alliance One International, Inc., completed the sale of certain real property to Pasal Development SA, an unaffiliated third party. The cash proceeds from the transaction are approximately $7.6 million, of which $4.5 million will be recorded as a net gain on sale of assets.

Sale of Wool Assets

In March, 2008, the Company completed the sale of the two remaining real properties owned by its discontinued wool operations. These French properties were the subject of separate sales agreements that had been pending governmental approval. The cash proceeds from these sales are approximately $11.6 million.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2008, the Company announced the appointment of Robert A. Sheets as Executive Vice President—Chief Financial Officer (and principal financial officer), effective April 1, 2008. For more information on Mr. Sheets please refer to the Company’s Current Report on Form 8-K filed on March 14, 2008. For the Company’s 2009 fiscal year (beginning April 1, 2008), Mr. Sheets’s base salary will be $310,000 per year. His target cash incentive bonus opportunity is 65% of his base salary and his maximum target cash incentive bonus opportunity is 117% of his base salary. His target long-term incentive bonus opportunity is 125% of his base salary. Mr. Sheets is also eligible to participate in benefit plans generally available for participation by all executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE ONE INTERNATIONAL, INC.
(Registrant)

Date: April 2, 2008	BY:	/s/ Thomas G. Reynolds
	Name:	Thomas G. Reynolds
	Title:	Vice President – Controller (Principal Accounting Officer)

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